Exhibit 99.1

NEWS RELEASE

Contact:	David Kimichik	Andrea Welch	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD HOSPITALITY TRUST COMPLETES
REFINANCING OF $167.2 MILLION LOAN
DALLAS, May 10, 2012 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that it has successfully refinanced its sole 2012 debt maturity. The $167.2 million loan set to mature in May has been refinanced with a new $135.0 million loan that matures in May of 2014 and has three one-year extension options subject to satisfaction of certain conditions. The new loan provides for a floating interest rate of LIBOR + 6.50%, with no LIBOR Floor. Additionally, the new loan is secured by nine hotels as the Doubletree Guest Suites in Columbus, Ohio, is now unencumbered as a result of this restructuring. The Company has listed the Doubletree Columbus for sale and plans to either sell or re-finance this hotel. After selling or re-financing the Doubletree Columbus, the Company will have only utilized its restricted cash to fund the net paydown on the new loan.
Ashford is presently engaged in discussions with several lenders regarding its $102 million of loans set to mature in early 2013. The debt yield on this high quality portfolio is currently in excess of 16%. At this time, given the level of lender interest to refinance these loans there is no anticipated pay down required.
“We are very pleased to announce this successful portfolio refinancing which also unencumbers one of our hotels," said Monty J. Bennett, Chief Executive Officer of Ashford Hospitality Trust. "After selling or re-financing the Doubletree Columbus, and by utilizing our restricted cash balance to pay down the loan, we have maintained our liquidity position and have greater financial flexibility to explore more accretive opportunities that will maximize long-term shareholder value.”
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Ashford is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure. Additional information can be found on the Company's website at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford's filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property's annual net operating income by the purchase price. Net operating income is the property's funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations ("FFO"), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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